UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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EVERCORE INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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Subject: Evercore Equity Compensation Plan Support

Dear [Shareholder],

We hope that you, your family and your colleagues are safe and well.

We are reaching out to you in connection with our request to refresh the shares available under our equity plan, which is described in more detail in our proxy. These additional shares are an important part of our compensation strategy. We have worked diligently to use the shares approved in 2016 judiciously. Our request seeks only the shares necessary for approximately the next two years.

Our equity compensation program is very broad-based, administered responsibly, has shareholder-friendly governance features, and has supported our ability to recruit, retain and motivate our talented staff. Our net dilution over the past three years, as a result of our history of share repurchases, has actually been negative.

We believe that traditional burn rate and dilution analyses on equity compensation plans do not work well for human-capital intensive businesses like Evercore. However, these analyses do demonstrate that our equity compensation practices are in line with our most direct peers – other publicly traded independent investment banking advisory firms.

We hope we can count on your support. In light of the COVID-19 pandemic and the subsequent market volatility, these additional shares are even more important as they will provide us with the flexibility to manage the business through this period.

Equity compensation is critical because it aligns the interests of our employees with shareholders like you and has fueled the returns we have delivered over the past several years. If you would like to discuss our proposal, we would be happy to make our CFO, CEO, Executive Chairman or other senior leaders of Evercore available. We have attached a brief presentation regarding our proposal for your review.

Thanks again for your willingness to take the time to understand our company, its growth strategy and how equity compensation is a critical element of that strategy.